Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
INCREASES QUARTERLY DISTRIBUTION
TO BE PAID ON
NOVEMBER 14, 2005
     KILGORE, Texas, October 24, 2005 /PRNewswire-FirstCall via COMTEX/ —
Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that it has declared a cash distribution of $0.57 per unit, payable on November 14, 2005 to common and subordinated unitholders of record as of the close of business on November 3, 2005. This distribution reflects a 4% increase of $0.02 per unit over the quarterly distributions previously paid by MMLP and is based on the current operating performance of, and the current general economic, industry and market conditions impacting MMLP. The distribution does not include the impact of future acquisitions, including Prism Gas Systems I, L.P.
     In addition to announcing the quarterly distribution increase, MMLP also announced that 850,672 subordinated units will convert on a one-for-one basis to common units on November 14, 2005. The conversion of subordinated units does not impact the amount of cash distributions paid or the total number of limited partnership units outstanding.
About Martin Midstream Partners
     Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns CF Martin Sulphur L.P., which operates a sulfur terminalling, transportation and distribution business. MMLP operates primarily in the Gulf Coast region of the United States.
     Additional information concerning the Company is available on its website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking

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statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.

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